UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
Peerless Systems Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(1)	Title of each class of securities to which transaction applies:

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Peerless Systems	2381 Rosecrans Avenue Ste 400	voice:	310.536.0908
Corporation	El Segundo, California	fax:	310.536.0058
	90245	website:	www.peerless.com

April 11, 2008
Dear Peerless stockholder:
The special meeting of stockholders to approve Peerless’ proposed sale of intellectual property and other assets to Kyocera-Mita Corporation (“Kyocera”) is scheduled to be held on April 28, 2008.
You were a stockholder of record on March 25, 2008, the record date. Only record date stockholders are eligible to vote. Our records indicate that you have not yet voted. Please vote whether or not you currently own the shares. Your vote is vital to the successful completion of the proposed transaction.
WE BELIEVE THIS TRANSACTION IS IMPORTANT TO THE FUTURE OF PEERLESS AND ONLY YOUR VOTE CAN MAKE IT HAPPEN!
This means that, if you don’t vote the shares, they will not be counted. By NOT voting, you are in effect voting against the transaction.
We have worked long and hard to realize a strategy for Peerless that we believe will be best for all of our stockholders, customers and employees, and we are fortunate to have reached an agreement with Kyocera that we feel will achieve those goals.
THIS TRANSACTION CANNOT TAKE PLACE WITHOUT YOUR HELP. PLEASE VOTE YOUR PROXY TODAY.
Please take the time now to sign, date and return the duplicate proxy card in the envelope provided. If you have any questions, please call MacKenzie Partners, Inc., who has been retained to assist us with the solicitation of proxies, at (800) 322-2885.
Thank you for your support.

Sincerely,

Richard L. Roll
President and CEO